Exhibit 11.2

ZK International Group Co. Ltd.

The purpose of this policy is to govern activities concerning employee trading in securities. It is the policy of ZK International Group Co. Ltd. (the “Company”) that its directors, officers, employees (full time, part-time, contract and temporary) and associates including those of all subsidiary companies (collectively, the “Company Employees”), and all others who act on the Company’s behalf, observe the spirit and letter of all laws governing the Company’s operations, and conduct the Company’s affairs in keeping with the highest legal and ethical standards.

This policy, which has been approved by the Audit Committee of the Company’s Board of Directors, has been designed to assist Company Employees in understanding and complying with the Company’s policies and The Securities and Exchange Commission rules and regulation with respect to the trading of the Company’s securities. The policies set forth below may not cover every situation. If there is ever any doubt as to a proper course of action, Company Employees should consult with the Company’s Chief Executive Officer, the Company’s Corporate Secretary, or the Chief Financial Officer (each, a “Senior Officer”).

1.1	Summary
1.

This policy is intended to ensure that Company Employees comply with the Company’s policies and The Securities and Exchange Commission rules and regulation with respect to the trading of the Company’s securities.

2.

If Company Employees have undisclosed Material Information (as defined below) concerning the Company, neither that person nor any related person may buy or sell securities of the Company or engage in any other action that takes advantage of such information or pass such information on to others.

3.

Insiders of the Company and related persons are prohibited from trading in securities of the Company from and including the day on which written notification is delivered prohibiting trading until 24 hours after the date and time that the public release announcing the Company’s material news is disseminated by the Company’s news service, or in the case of financial statements, (interim financial statements and annual audited financial statements) to the day on which the financial results of the Company for such periods are released. The Company will post the dates of proposed release of its interim and audited year-end financial statements, by e-mail, well in advance of the release dates.

1.2	Application of the Policy
1.

This policy applies to all Company Employees and related persons. “Related persons” include all associates and affiliates of Company Employees (which includes, but is not limited to, spouses of Company Employees, relatives of Company Employees residing with them and personal holding companies of Company Employees).

2.

This policy covers all investment activities over which such persons have control or direction, whether for their personal account or in a fiduciary capacity, as in the case of a partnership, trusteeship, or executorship.

3.	Where there is any doubt as to whether this policy is applicable to a given person, Company Employees should consult with a Senior Officer or the Company’s legal counsel.
1.3	Material Information
1.

“Material Information” is any information concerning the business and affairs of the Company that results in or would reasonably be expected to result in a significant change in the market price or value of the Company’s securities. Additionally, if it is information that a reasonable investor would want to know before making an investment decision.

2.	The following types of information regarding the Company should be presumed to be material:
(a)	Changes in share ownership that may affect control of the Company;
(b)	Take-over bids or issuer bids;
(c)	Changes in corporate structure, such as amalgamations, arrangements, reorganizations, dissolutions, etc.;
(d)	Major corporate acquisitions or dispositions;
(e)	Changes in capital structure;
(f)	Increases or decreases in dividends;
(g)	Decisions to effect or make stock splits or stock dividends;
(h)	proposed issuance of additional securities, whether public or private;
(i)	proposed redemptions or other repurchases of the Company’s securities;
(j)	Potential initiation of a proxy battle;
(k)	Changes in earnings or financial forecasts or estimates, especially near-term earnings prospects;
(l)	Significant change in operations;

(m)	Entering or loss of significant contracts, particularly with customers or suppliers;
(n)	Developments affecting the Company’s resources, technology, or market;
(o)	Extraordinary or otherwise significant borrowings;
(p)	Major litigation and developments in same;
(q)	Changes in capital investment plans or corporate objectives;
(r)	Problems with financial liquidity or with other commitments;
(s)	Significant management changes;
(t)	Major alterations in asset value or make-up;
(u)	Major labour disputes or disputes with major contractors, customers, or suppliers;
(v)	Major changes in operating and financial facts, such as reduction of cash flow or write-offs;
(w)	Events of default under financing or other agreements; and
(x)	Insolvency or bankruptcy.
3.	The foregoing examples of “material information” are by no means exhaustive.
4.

The source of any material information is, for purposes of this policy, irrelevant. Disclosure of material information to the public will only be understood to have occurred once an official announcement has been made and the public has had sufficient opportunity to evaluate it (which will usually be considered to require at least one whole trading day). When in doubt, any information should be presumed to be material information and not to have been disclosed to the public. Disclosure of material information to the public will only be made by or with the prior approval of a “Senior Officer”.

1.4	Definition of Insider
1.

“Insiders” of the Company include all directors and officers of the Company, or of any subsidiary of the Company, and any person or company (e.g. a personal holding company) who, directly or indirectly, owns or controls more than 10% of the voting shares of the Company.

1.5	Trading Prohibitions

1.

If Company Employees possess undisclosed material information concerning the Company, such Company Employees and related persons may not, directly or indirectly (i.e. via private holding company, registered retirement savings plans, or otherwise):

a.	Buy or sell securities of the Company;
b.	Buy or sell securities whose price or value may reasonably be expected to be affected by changes in price of the Company’s securities;
c.	Exercise Company stock options or similar employee compensation mechanisms; or
d.

Buy or sell securities of another company in which the Company proposes to invest or where the individual, due to his position with the Company, becomes aware of undisclosed material information concerning that other company.

2.

Company Employees are prohibited from engaging in any other action to take advantage of undisclosed material information concerning the Company or undisclosed material information concerning another company, and from passing such information on to others (i.e. “tipping”).

3.

The prohibitions of this policy also apply to trading by individuals (e.g. spouses, friends, business associates, relatives, etc. of Company Employees) who learn of undisclosed material information concerning the Company or undisclosed material information concerning another company from Company Employees, who for the purposes of this policy are responsible for the trading by such individuals. It should be noted that trading by such individuals would also likely constitute a violation by them of applicable securities law relating to insider trading.

1.6	Financial Reporting
1.

To assist in ensuring trading in Company securities does not occur by Insiders or related persons when undisclosed material information concerning the Company may exist, trading by Insiders and related persons in securities of the Company is prohibited from and including the day which is two days prior to the planned date of public release of the Company’s interim (3 times each year) and annual audited financial statements to the 24-hour period on which the financial results of the Company for such periods are released. The Company will post the dates of proposed release of its interim and audited year-end financial statements, by e-mail, well in advance of the specific release dates.

2.

As the Company must release its interim financial statements within 45/60 days of the end of each 3-month period (being the 3 month periods ended January 31, April 30, and July 31 and within 90 days of its financial year end (being October 31 of each year) the planned dates of public dissemination of the Company’s results is as follows:

a.	Interim Statements Target Release Date (or closest business day)

b.	3 Months ended January 31/ March 17
c.	6 Months ended April 30/ June 15
d.	9 Months ended July 31/ September 14
e.	Year Ended October 31/ January 29
3.

To ensure that no trading by Insiders or related persons in securities of the Company occurs at any time when there exists undisclosed material information concerning the Company, the periods during which Insiders and related persons are prohibited from trading in the Company’s securities may be extended by a Senior Officer of the Company. All Insiders will be informed forthwith of any such extension, but will not be entitled to be informed of the reasons for the extension.

4.

Insiders and related persons are prohibited always from selling securities of the Company that they do not own (i.e. short selling) or from buying or selling part of call options on the securities of the Company.

1.7	Regulatory Reporting Requirements
1.

Insiders must file in a timely manner with the Securities Exchange Commission or relevant regulator(s) an Insider Report whenever such Insider purchases or sells securities of the Company. Insider Reports are required to be filed on or before the fifth day following the date on which the purchase or sale of securities occurs.

2.	A copy of any Insider Report must be provided to the Company at the time of filing. While Insiders are responsible for filing their own Insider Reports, the Company will, upon request, assist.

Insiders in the filing of Insider Reports.

1.8	Sanctions
1.	Failure to comply with this Policy will result in the Company taking appropriate disciplinary action, which may include termination of employment.
2.

U.S securities laws provide that breach of the prohibition against trading in securities with knowledge of undisclosed material information or providing undisclosed material information to others, in addition to civil liability for damages, may result in imprisonment and/or a fine.

3.	Penalties may also be levied by U.S. securities regulatory authorities for not complying with the requirements to file Insider Reports.
1.9	Company Contact Person

1.	Company Employees who are unsure whether they may trade in a given circumstance are advised to contact a Senior Officer for specific guidance or the Company’s outside legal counsel.